Exhibit 99.1
Amentum Reports Strong Fourth Quarter and Fiscal Year 2025 Results

Annual Revenues of $14.4 billion, 4% growth on a pro forma basis
Annual Net Income of $66 million; Annual Adjusted EBITDA of $1,104 million
Annual Diluted Earnings Per Share of $0.27; Annual Adjusted Diluted Earnings Per Share of $2.22
Annual Operating Cash Flow of $543 million; Annual Free Cash Flow of $516 million
Backlog of $47 billion; Book-to-Bill — 1.6x Fourth Quarter, 1.2x Full Year
Reduced Net Debt to $3.6 billion and Net Leverage to 3.2x

CHANTILLY, VA., November 24, 2025 — Amentum Holdings, Inc. (“Amentum” or the “Company”) (NYSE: AMTM), a leading advanced engineering and technology company, today announced results for the fourth quarter and fiscal year ended October 3, 2025, and issued guidance for fiscal year 2026.

“Amentum’s strong fourth quarter results cap off what has been a remarkable first year as a public company. Financial performance exceeded our expectations, demonstrating the resilience of our business and its alignment with enduring global trends and the mission critical priorities of our customers," said Amentum Chief Executive Officer John Heller. “Looking ahead, Amentum is well positioned to benefit from tailwinds in key strategic growth areas including global nuclear energy, critical digital infrastructure, and space systems and technology. With a robust financial backdrop, recognized leadership in accelerating global markets, and a team focused on delivering innovative solutions, we enter fiscal year 2026 with significant momentum and excitement for the future.”

Summary Operating Results
	Three Months Ended			Year Ended
($ in millions, except per share data)	October 3, 2025	September 27, 2024	% Change	October 3, 2025	September 27, 2024	% Change
GAAP Measures:
Revenues	$3,925	$2,212	77%	$14,393	$8,388	72%
Operating income	$135	$27	400%	$480	$291	65%
Net income (loss)	$40	$26	54%	$66	$(82)	180%
Diluted earnings (loss) per share	$0.16	$0.28	(42)%	$0.27	$(0.90)	130%

Pro Forma and Non-GAAP Measures[1,2]:
Revenues	$3,925	$3,565	10%	$14,393	$13,858	4%
Adjusted EBITDA[2]	$300	$277	8%	$1,104	$1,049	5%
Adjusted EBITDA Margin[2]	7.7%	7.8%	(10) bps	7.7%	7.6%	+10 bps
Adjusted Diluted Earnings Per Share[2]	$0.63	$0.48	31%	$2.22	$2.00	11%
Free Cash Flow[2]	$261	N/A	N/A	$516	N/A	N/A

1 – September 27, 2024 Revenues and Non-GAAP financial measures are presented on a pro forma basis to include the results of Jacobs' Critical Mission Solutions and Cyber & Intelligence (CMS) businesses prepared in accordance with the requirements of Article 11 of Regulation S-X.
2 – Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Amentum’s results of operations and financial condition, including its ability to comply with financial covenants. See Unaudited Pro Forma Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of our selected reported results to these non-GAAP measures.

GAAP Results

GAAP revenues increased 77% for the fourth quarter and 72% for the full year primarily as a result of revenues from the combination with Jacobs' Critical Mission Solutions and Cyber & Intelligence (CMS) businesses. GAAP operating income increased as a result of the contribution from CMS, partially offset by increased intangible amortization expense. GAAP net income and diluted earnings per share improved year-over-year due to higher operating income and lower interest expense.

Pro Forma and Non-GAAP Results

Pro forma revenues, which include the results of CMS prepared in accordance with the requirements of Article 11 of Regulation S-X, increased 10% for the fourth quarter and 4% for the full year driven by growth in both Digital Solutions and Global Engineering Solutions. Pro Forma Adjusted EBITDA increased 8% for the fourth quarter and 5% for the full year primarily due to the higher revenues and improved operating performance. Pro Forma Adjusted Net Income and Adjusted Diluted Earnings Per Share increased primarily as a result of the higher operating profit.

Pro Forma and Non-GAAP Segment Results

	Three Months Ended			Year Ended
($ in millions)	October 3, 2025	September 27, 2024	% Change	October 3, 2025	September 27, 2024	% Change
Revenues[1]
Digital Solutions	$1,496	$1,345	11%	$5,543	$5,197	7%
Global Engineering Solutions	2,429	2,220	9%	8,850	8,661	2%
Total Revenues	$3,925	$3,565	10%	$14,393	$13,858	4%

Adjusted EBITDA[2]
Digital Solutions	$116	$111	5%	$437	$404	8%
Global Engineering Solutions	184	166	11%	667	645	3%
Total Adjusted EBITDA	$300	$277	8%	$1,104	$1,049	5%

1 – September 27, 2024 Revenues and Non-GAAP financial measures are presented on a pro forma basis.
2 – Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Amentum’s results of operations and financial condition, including its ability to comply with financial covenants. See Unaudited Pro Forma Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of our selected reported results to these non-GAAP measures.

Digital Solutions revenues increased 11% for the fourth quarter and 7% for the full year, driven by higher volume from new commercial digital infrastructure contract awards and the benefit of additional working days; partially offset by the expected ramp-down of certain historical programs and the divestiture of Rapid Solutions. Adjusted EBITDA increased 5% for the fourth quarter and 8% for the full year due to the higher revenues and improved operating performance.

Global Engineering Solutions revenues increased 9% for the fourth quarter and 2% for the full year, driven by new contract awards, growth on existing programs, and the benefit of additional working days; partially offset by the transition of contracts from consolidated to unconsolidated joint ventures and the expected ramp-down of certain historical programs. Adjusted EBITDA increased 11% for the fourth quarter and 3% for the full year due to the higher revenues and improved operating performance.

Cash Flow Summary

During the three months ended October 3, 2025, Amentum generated $270 million of net cash from operating activities and used $8 million and $559 million of cash in investing and financing activities, respectively. Net cash provided by operating activities was driven by strong cash earnings and disciplined working capital management. Net cash used in investing activities included $7 million in capital expenditures which resulted in quarterly free cash flow of $261 million. Financing activities consisted primarily of $550 million in principal payments on our Term Loan. As of October 3, 2025, Amentum had $437 million in cash and cash equivalents and $4.0 billion of gross debt.

Backlog and Contract Awards

As of October 3, 2025, the Company had total backlog of $47.1 billion, compared with $45.0 billion as of September 27, 2024, an annual increase of 5%, driven by $16.5 billion in net bookings and a 1.2x book-to-bill. Funded backlog as of October 3, 2025 was $5.6 billion.

Notable Q4 Fiscal Year 2025 Highlights

•Space Force Range Contract (SFRC) – The United States Space Force awarded Amentum SFRC, a new $4 billion single-award indefinite delivery indefinite quantity contract with a ten-year ordering period, to advance the national capability for Assured Access to Space from the Eastern and Western space and missile ranges through responsive and flexible operations, maintenance, sustainment, systems engineering and integration solutions. The previously announced protest was resolved during the fourth quarter and therefore the award is now reflected in backlog and book-to-bill.
•Sellafield Decommissioning and Nuclear Waste Partners (DNWP) – Sellafield awarded Amentum positions totaling over $1.8 billion over 15 years to deliver expert decommissioning solutions. Under the DNWP framework, which represents an expansion in the scope and scale of Amentum's current operations, the Company will employ multidisciplinary, end-to-end engineering and project management capabilities to carry out remediation work and retrieve hazardous waste from legacy ponds on the site in Cumbria, England.

•Contract for Organizing Spaceflight Mission Operations and Systems (COSMOS) – NASA awarded Ascend Aerospace & Technology, a joint venture in which Amentum is a partner, a new nine-year $1.8 billion contract to leverage advanced engineering and technology solutions, including model-based systems engineering tools for the mission control center, simulated mission environments, training systems, training support for astronauts, instructors and flight controllers. The award is under protest and therefore is not yet included in backlog or book-to-bill.

•Classified Intelligence Contracts – Amentum secured multiple awards totaling nearly $700 million to provide intelligence customers with a comprehensive suite of advanced engineering and technology solutions, including an award to provide AI-enabled software coding in a secure environment.

Fiscal Year 2026 Guidance

Amentum initiates the following fiscal year 2026 guidance which represents our views as of November 24, 2025:

($ in millions, except per share data)	Fiscal Year 2026 Guidance			Implied Underlying Growth[2]
Revenues	$13,950	-	$14,300	~3%
Adjusted EBITDA[1]	$1,100	-	$1,140	~5%
Adjusted Diluted EPS[1]	$2.25	-	$2.45	~12%
Free Cash Flow[1]	$525	-	$575	~12%

1 – Represents a Non-GAAP financial measure - see the related explanations included elsewhere in this release. Amentum does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain significant items. These items are uncertain, depend on various factors and could have a material impact on GAAP reported results for the relevant period.
2 – Represents implied growth at the guidance mid-point after adjusting fiscal year 2025 for the impact of additional working days, the divested Rapid Solutions and New Zealand facilities maintenance businesses, and the transition of certain contracts from consolidated to unconsolidated joint ventures, which totaled approximately: Revenues of $650 million, Adjusted EBITDA of $32 million, Adjusted Diluted EPS of $0.12 and Free Cash Flow of $25 million.

Webcast Information

Amentum will host a conference call beginning at 8:30 a.m. Eastern time on Tuesday, November 25, 2025 to discuss the results for the fourth quarter and fiscal year ended October 3, 2025. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the Amentum website at amentum.com. After the call concludes, a replay of the webcast can be accessed on the Investor Relations website.

About Amentum

Amentum is a global leader in advanced engineering and innovative technology solutions, trusted by the United States and its allies to address their most significant and complex challenges in science, security and sustainability. Our people apply undaunted curiosity, relentless ambition and boundless imagination to challenge convention and drive progress. Our commitments are underpinned by the belief that safety, collaboration and well-being are integral to success. Headquartered in Chantilly, Virginia, we have approximately 50,000 employees in over 70 countries across all 7 continents.

Visit us at amentum.com to learn how we advance the future together.

Cautionary Note Regarding Forward Looking Statements

This release contains or incorporates by reference statements that relate to future events and expectations and, as such, could be interpreted to be “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements may be characterized by terminology such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “target,” “endeavor,” “seek,” “predict,” “intend,” “strategy,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including projections of financial performance; statements of plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to products or services; any statements regarding future economic conditions or performance; any statements of assumptions underlying any of the foregoing; and any other statements that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others: changes in U.S. or global economic, financial, business and political conditions, including changes to governmental budgetary priorities and tariffs; our ability to comply with the various procurement and other laws and regulations; risks associated with contracts with governmental entities; reviews and audits by the U.S. government and others; changes to our professional reputation and relationship with government agencies; the occurrence of an accident or safety incident; the ability of the Company to control costs, meet performance requirements or contractual schedules, compete effectively or implement its business strategy; the ability of the Company to retain and hire key personnel, and retain and engage key customers and suppliers; the failure to realize the anticipated benefits of the 2024 transaction with Jacobs Solutions Inc.; potential liabilities associated with shareholder litigation or other settlements or investigations; evolving legal, regulatory and tax regimes; and other factors set forth under Item 1A, Risk Factors in the annual report on Form 10-K (the “Annual Report”), and from time to time in documents that we file with the SEC. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussions under the section entitled “Risk Factors” in the Annual Report. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Pro Forma and Non-GAAP Measures

This release includes the presentation and discussion of pro forma financial information that incorporates the results of CMS prepared in accordance with the requirements of Article 11 of Regulation S-X. This release also includes the presentation and discussion of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Free Cash Flow, and Net Leverage, which are not measures of financial performance under Generally Accepted Accounting Principles in the United States (“GAAP”), each of which are pro forma when reporting for the year ended September 27, 2024. These pro forma and non-GAAP measures should be considered only as supplements to, and should not be considered in isolation or used as substitutes for, financial information prepared in accordance with GAAP. Management of the Company believes these pro forma and non-GAAP measures, when read in conjunction with the Company’s financial statements prepared in accordance with GAAP and, where applicable, the reconciliations herein to the most directly comparable GAAP measures, provide useful information to management, investors and other users of the Company’s financial information in evaluating operating results and understanding operating trends by adjusting for the effects of items we do not consider to be indicative of the Company’s ongoing performance, the inclusion of which can obscure underlying trends. Additionally, management of the Company uses such measures in its evaluation of business performance, particularly when comparing performance to past periods, and believes these measures are useful for investors because they facilitate a comparison of financial results from period to period. The computation of pro forma and non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.

Definitions of applicable non-GAAP measures and reconciliations to the most directly comparable GAAP measures are provided elsewhere in this release.

In addition to the above non-GAAP financial measures, the Company has included backlog, net bookings, and book-to-bill in this release. Backlog is an operational measure representing the estimated amount of future revenues to be recognized under negotiated contracts, and net bookings represent the change in backlog between reporting periods plus reported revenues for the period. Book-to-bill represents net bookings divided by reported revenues for the same period. We believe these metrics are useful for investors because they are an important measure of business development performance and are used by management to conduct and evaluate its business during its regular review of operating results.

Contacts

Investor Relations Contact	Media Contact

Nathan Rutledge	Roela Santos
IR@amentum.com	Roela.Santos@amentum.com

AMENTUM HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended		Years Ended
	October 3, 2025	September 27, 2024	October 3, 2025	September 27, 2024
Revenues	$3,925	$2,212	$14,393	$8,388
Cost of revenues	(3,508)	(2,014)	(12,880)	(7,590)
Selling, general, and administrative expenses	(176)	(137)	(616)	(353)
Amortization of intangibles	(121)	(57)	(479)	(228)
Equity earnings of non-consolidated subsidiaries	15	23	62	74
Operating income	135	27	480	291
Interest expense and other, net	(92)	(108)	(353)	(438)
Loss on extinguishment of debt	(9)	(42)	(12)	(45)
Gain on acquisition of controlling interest	—	69	—	69
Income (loss) before income taxes	34	(54)	115	(123)
Benefit (provision) for income taxes	3	76	(56)	40
Net income (loss) including non-controlling interests	37	22	59	(83)
Less: net income attributable to non-controlling interests	3	4	7	1
Net income (loss) attributable to common shareholders	$40	$26	$66	$(82)

Basic earnings (loss) per share attributable to common shareholders	$0.16	$0.28	$0.27	$(0.90)
Basic weighted average shares outstanding	243	92	243	91
Diluted earnings (loss) per share attributable to common shareholders	$0.16	$0.28	$0.27	$(0.90)
Diluted weighted average shares outstanding	244	92	244	91

AMENTUM HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	October 3, 2025	September 27, 2024
ASSETS
Current assets:
Cash and cash equivalents	$437	$452
Accounts receivable, net	2,479	2,401
Prepaid expenses and other current assets	197	231
Total current assets	3,113	3,084
Property and equipment, net	114	144
Equity method investments	196	123
Goodwill	5,703	5,556
Intangible assets, net	1,955	2,623
Other long-term assets	379	444
Total assets	$11,460	$11,974

LIABILITIES
Current liabilities:
Current portion of long-term debt	$42	$36
Accounts payable	892	764
Accrued compensation and benefits	705	696
Contract liabilities	227	113
Other current liabilities	488	356
Total current liabilities	2,354	1,965
Long-term debt, net of current portion	3,901	4,643
Deferred tax liabilities	260	370
Other long-term liabilities	325	444
Total liabilities	6,840	7,422

SHAREHOLDERS' EQUITY
Common stock, $0.01 par value – 1,000,000,000 shares authorized and 243,464,776 shares issued and outstanding at October 3, 2025; 1,000,000,000 shares authorized and 243,302,173 shares issued and outstanding at September 27, 2024.	2	2
Additional paid-in capital	4,924	4,962
Retained deficit	(461)	(527)
Accumulated other comprehensive income	40	23
Total Amentum shareholders' equity	4,505	4,460
Non-controlling interests	115	92
Total shareholders' equity	4,620	4,552
Total liabilities and shareholders' equity	$11,460	$11,974

AMENTUM HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Years Ended
	October 3, 2025	September 27, 2024	October 3, 2025	September 27, 2024
Cash flows from operating activities
Net income (loss) including non-controlling interests	$37	$22	$59	$(83)
Adjustments to reconcile net income (loss) including non-controlling interests to net cash provided by operating activities:
Depreciation	11	6	40	23
Amortization of intangibles	121	57	479	228
Amortization of deferred loan costs and original issue discount	3	6	11	22
Derivative instruments	2	3	10	37
Equity earnings of non-consolidated subsidiaries	(15)	(23)	(62)	(74)
Distributions from equity method investments	19	15	76	61
Deferred income taxes	(3)	(98)	(47)	(115)
Stock-based compensation	6	15	21	18
Gain on acquisition of controlling interest	—	(69)	—	(69)
Other	14	8	17	14
Changes in assets and liabilities, net of effects of business acquisition:
Accounts receivable, net	(17)	52	(171)	81
Prepaid expenses and other assets	6	9	81	78
Accounts payable, contract liabilities, and other current liabilities	82	(100)	54	(211)
Accrued employee compensation and benefits	37	(14)	28	43
Other long-term liabilities	(33)	(2)	(53)	(6)
Net cash provided by (used in) operating activities	270	(113)	543	47
Cash flows from investing activities
Acquisition, net of cash acquired	—	488	(70)	488
Divestitures, net of cash conveyed	7	—	365	—
Payments for property and equipment	(9)	(4)	(27)	(11)
Contributions to equity method investments	(20)	(1)	(56)	(1)
Return of capital from equity method investments	19	—	19	—
Other	(5)	—	(3)	(1)
Net cash (used in) provided by investing activities	(8)	483	228	475
Cash flows from financing activities
Borrowings on revolving credit facilities	288	—	1,146	562
Payments on revolving credit facilities	(288)	—	(1,146)	(562)
Proceeds from borrowing under the term loans	—	2,620	—	2,620
Repayments of borrowings under the credit agreement	(550)	(4,002)	(750)	(4,177)
Proceeds from issuance of Senior Notes	—	1,000	—	1,000
Payments of debt issuance fees	—	(38)	—	(38)
Repayments of borrowings under other agreements	(2)	(3)	(9)	(13)
Capital contribution	—	235	—	235
Capital contribution from non-controlling interests	3	—	3	—
Distributions to non-controlling interests	(14)	(4)	(35)	(6)
Other	4	(1)	1	(3)
Net cash used in financing activities	(559)	(193)	(790)	(382)
Effect of exchange rate changes on cash	(4)	4	4	7
Net change in cash and cash equivalents	(301)	181	(15)	147
Cash and cash equivalents, beginning of period	738	271	452	305
Cash and cash equivalents, end of period	$437	$452	$437	$452

AMENTUM HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES

The presentation and discussion of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, and Net Leverage are not measures of financial performance under Generally Accepted Accounting Principles in the United States (“GAAP”). These non-GAAP measures should be considered only as supplements to, and should not be considered in isolation or used as a substitute for, financial information prepared in accordance with GAAP. Management believes these non-GAAP measures, when read in conjunction with our consolidated financial statements prepared in accordance with GAAP and the reconciliations herein to the most directly comparable GAAP measures, provide useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Adjusted EBITDA is defined as GAAP net income attributable to common shareholders adjusted for interest expense and other, net, provision for income taxes, depreciation and amortization, and excludes the following discrete items:
•Acquisition, transaction, and integration costs – Represents acquisition, transaction and integration costs, including severance, retention, and other adjustments related to acquisition and integration activities.
•Amortization of intangibles – Represents the amortization of intangible assets.
•Divestitures – Represents divestiture gains and losses.
•Loss on extinguishment of debt – Represents the write-off of debt discount and debt issuance costs as a result of debt modifications.
•Utilization of certain fair market value adjustments assigned in purchase accounting – Represents the periodic utilization of the fair market value adjustments assigned to certain equity method investments and non-controlling interests based on the remaining period of performance for the related contract.
•Stock-based compensation – Represents non-cash compensation expenses recognized for stock-based arrangements.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues.
Adjusted Net Income is defined as GAAP net income attributable to common shareholders excluding the discrete items listed under Adjusted EBITDA and the related tax impacts.
Adjusted Diluted EPS is defined as Adjusted Net Income divided by diluted weighted average number of common shares outstanding.
Free Cash Flow is defined as GAAP cash flow provided by operating activities less purchases of property and equipment. For fiscal year 2025, Free Cash Flow was $516 million, consisting of $543 million of GAAP cash flow provided by operating activities less $27 million of purchases of property and equipment.
Net Leverage is defined as GAAP total debt (excluding unamortized original issue discount and deferred financing costs) less cash and cash equivalents, divided by last twelve months Adjusted EBITDA, which is a non-GAAP measure. For fiscal year 2025, Net Leverage was 3.2x, consisting of $4,008 million of total debt less $437 million of cash and cash equivalents, divided by the last twelve months Adjusted EBITDA of $1,104 million.

AMENTUM HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share data and margin percentages)

The following table presents the reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable GAAP measures for the three months ended October 3, 2025:

	For the Three Months Ended October 3, 2025
	As reported	Acquisition, transaction and integration costs	Amortization of intangibles	Divestitures	Loss on extinguishment of debt	Utilization of fair market value adjustments	Stock-based compensation	Non-GAAP results

Revenues	$3,925	$—	$—	$—	$—	$—	$—	$3,925

Operating income	$135	$23	$121	$—	$—	$8	$6	$293
Non-operating expenses, net	(101)	—	—	5	9	—	—	(87)
Income before income taxes	34	23	121	5	9	8	6	206
Provision for income taxes [1]	3	(5)	(32)	(8)	(3)	(3)	—	(48)
Net income including non-controlling interests	37	18	89	(3)	6	5	6	158
Less: net income (loss) attributable to non-controlling interests	3	—	—	—	—	(7)	—	(4)
Net income (loss) attributable to common shareholders	$40	$18	$89	$(3)	$6	$(2)	$6	$154

Basic income per share attributable to common shareholders	$0.16	$0.08	$0.37	$(0.01)	$0.03	$(0.02)	$0.02	$0.63
Basic weighted average shares outstanding	243	243	243	243	243	243	243	243
Diluted income per share attributable to common shareholders	$0.16	$0.08	$0.37	$(0.01)	$0.03	$(0.02)	$0.02	$0.63
Diluted weighted average shares outstanding	244	244	244	244	244	244	244	244

Net income (loss) attributable to common shareholders	$40	$18	$89	$(3)	$6	$(2)	$6	$154
Net income margin [2]	1.0%							3.9%
Depreciation expense	11	—	—	—	—	—	—	11
Amortization of intangibles	121	—	(121)	—	—	—	—	—
Interest expense and other, net	92	—	—	(5)	—	—	—	87
Provision for income taxes	(3)	5	32	8	3	3	—	48
EBITDA (non-GAAP)	$261	$23	$—	$—	$9	$1	$6	$300
EBITDA margin	6.6%							7.7%

1 - Calculation uses a full year estimated statutory rate on each non-GAAP tax deductible adjustment, unless the nature of the item requires application of specific tax treatment for related impacts.
2 - Calculated as net income attributable to common shareholders divided by revenues.

AMENTUM HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share data and margin percentages)

The following table presents the reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable GAAP measures for the year ended October 3, 2025:

	For the Year Ended October 3, 2025
	As reported	Acquisition, transaction and integration costs	Amortization of intangibles	Divestitures	Loss on extinguishment of debt	Utilization of fair market value adjustments	Stock-based compensation	Non-GAAP results

Revenues	$14,393	$—	$—	$—	$—	$—	$—	$14,393

Operating income	$480	$85	$479	$—	$—	$24	$21	$1,089
Non-operating expenses, net	(365)	—	—	8	12	—	—	(345)
Income before income taxes	115	85	479	8	12	24	21	744
Provision for income taxes [1]	(56)	(20)	(73)	(16)	(3)	(6)	(3)	(177)
Net income (loss) including non-controlling interests	59	65	406	(8)	9	18	18	567
Less: net income (loss) attributable to non-controlling interests	7	—	—	—	—	(32)	—	(25)
Net income (loss) attributable to common shareholders	$66	$65	$406	$(8)	$9	$(14)	$18	$542

Basic income per share attributable to common shareholders	$0.27	$0.27	$1.67	$(0.03)	$0.04	$(0.06)	$0.07	$2.23
Basic weighted average shares outstanding	243	243	243	243	243	243	243	243
Diluted income per share attributable to common shareholders	$0.27	$0.27	$1.66	$(0.03)	$0.04	$(0.06)	$0.07	$2.22
Diluted weighted average shares outstanding	244	244	244	244	244	244	244	244

Net income (loss) attributable to common shareholders	$66	$65	$406	$(8)	$9	$(14)	$18	$542
Net income margin [2]	0.5%							3.8%
Depreciation expense	40	—	—	—	—	—	—	40
Amortization of intangibles	479	—	(479)	—	—	—	—	—
Interest expense and other, net	353	—	—	(8)	—	—	—	345
Provision for income taxes	56	20	73	16	3	6	3	177
EBITDA (non-GAAP)	$994	$85	$—	$—	$12	$(8)	$21	$1,104
EBITDA margin	6.9%							7.7%

1 - Calculation uses a full year estimated statutory rate on each non-GAAP tax deductible adjustment, unless the nature of the item requires application of specific tax treatment for related impacts.
2 - Calculated as net income attributable to common shareholders divided by revenues.

AMENTUM HOLDINGS, INC.
UNAUDITED PRO FORMA NON-GAAP FINANCIAL MEASURES

The presentation and discussion of Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Pro Forma Adjusted Net Income, Pro Forma Adjusted Diluted EPS, and Net Leverage are not measures of financial performance under Generally Accepted Accounting Principles in the United States (“GAAP”). These non-GAAP measures should be considered only as supplements to, and should not be considered in isolation or used as a substitute for, financial information prepared in accordance with GAAP. Management believes these non-GAAP measures, when read in conjunction with our consolidated financial statements prepared in accordance with GAAP and the reconciliations herein to the most directly comparable GAAP measures, provide useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Pro Forma Adjusted EBITDA is defined as pro forma net income attributable to common shareholders, which incorporates the results of CMS prepared in accordance with the requirements of Article 11 of Regulation S-X, adjusted for pro forma interest expense and other, net, pro forma provision for income taxes, pro forma depreciation and amortization, and excludes the following discrete pro forma items:
•Acquisition, transaction, and integration costs – Represents acquisition, transaction and integration costs, including severance, retention, and other adjustments related to acquisition and integration activities.
•Amortization of intangibles – Represents the amortization of intangible assets.
•Non-cash GAAP expense (gain) – Represents a non-cash gain on acquisition of controlling interest.
•Loss on extinguishment of debt – Represents the write-off of debt discount and debt issuance costs as a result of debt modifications.
•Utilization of certain fair market value adjustments assigned in purchase accounting – Represents the periodic utilization of the fair market value adjustments assigned to certain equity method investments and non-controlling interests based on the remaining period of performance for the related contract.
•Stock-based compensation – Represents non-cash compensation expenses recognized for stock-based arrangements.
Pro Forma Adjusted EBITDA Margin is defined as Pro Forma Adjusted EBITDA divided by Pro Forma Revenues.
Pro Forma Adjusted Net Income is defined as pro forma net income attributable to common shareholders, which incorporates the results of CMS prepared in accordance with the requirements of Article 11 of Regulation S-X, excluding the discrete pro forma items listed under Pro Forma Adjusted EBITDA and the related pro forma tax impacts.
Pro Forma Adjusted Diluted EPS is defined as Pro Forma Adjusted Net Income divided by pro forma diluted weighted average number of common shares outstanding.

AMENTUM HOLDINGS, INC.
UNAUDITED PRO FORMA NON-GAAP FINANCIAL MEASURES
(in millions, except per share data and margin percentages)

The following table presents the unaudited pro forma combined reconciliation of Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Pro Forma Adjusted Net Income and Pro Forma Adjusted Diluted EPS to the most directly comparable pro forma measures for the Company, including CMS, for the three months ended September 27, 2024:

	For the Three Months Ended September 27, 2024
	Pro Forma results	Acquisition, transaction and integration costs	Amortization of intangibles	Non-cash GAAP expense (gain)	Loss on extinguishment of debt	Utilization of fair market value adjustments	Stock-based compensation	Pro Forma Non-GAAP results

Revenues	$3,565	$—	$—	$—	$—	$—	$—	$3,565

Operating income	$77	$42	$133	$—	$—	$1	$16	$269
Non-operating expenses, net	(71)	—	—	(69)	42	—	—	(98)
Income (loss) before income taxes	6	42	133	(69)	42	1	16	171
(Provision) benefit for income taxes [1]	(27)	(4)	(31)	17	(10)	—	—	(55)
Net (loss) income including non-controlling interests	(21)	38	102	(52)	32	1	16	116
Less: net (loss) income attributable to non-controlling interests	5	—	—	—	—	(6)	—	(1)
Net (loss) income attributable to common shareholders	$(16)	$38	$102	$(52)	$32	$(5)	$16	$115

Basic and diluted (loss) income per share attributable to common shareholders	$(0.06)	$0.16	$0.42	$(0.21)	$0.13	$(0.02)	$0.06	$0.48
Basic and diluted weighted average shares outstanding	243	243	243	243	243	243	243	243

Net (loss) income attributable to common shareholders	$(16)	$38	$102	$(52)	$32	$(5)	$16	$115
Net (loss) income margin [2]	(0.4)%							3.2%
Depreciation expense	9	—	—	—	—	—	—	9
Amortization of intangibles	133	—	(133)	—	—	—	—	—
Interest expense and other, net	98	—	—	—	—	—	—	98
Provision (benefit) for income taxes	27	4	31	(17)	10	—	—	55
EBITDA (non-GAAP)	$251	$42	$—	$(69)	$42	$(5)	$16	$277
EBITDA margin	7.0%							7.8%

1 - Calculation uses a full year estimated statutory rate on each non-GAAP tax deductible adjustment, unless the nature of the item requires application of specific tax treatment for related impacts.
2 - Calculated as net (loss) income attributable to common shareholders divided by revenues.

AMENTUM HOLDINGS, INC.
UNAUDITED PRO FORMA NON-GAAP FINANCIAL MEASURES
(in millions, except per share data and margin percentages)

The following table presents the unaudited pro forma combined reconciliation of Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Pro Forma Adjusted Net Income and Pro Forma Adjusted Diluted EPS to the most directly comparable pro forma measures for the Company, including CMS, for the fiscal year ended September 27, 2024:

	For the Year Ended September 27, 2024
	Pro Forma results	Acquisition, transaction and integration costs	Amortization of intangibles	Non-cash GAAP expense (gain)	Loss on extinguishment of debt	Utilization of fair market value adjustments	Stock-based compensation	Pro Forma Non-GAAP results

Revenues	$13,858	$—	$—	$—	$—	$—	$—	$13,858

Operating income	$422	$62	$522	$—	$—	$1	$23	$1,030
Non-operating expenses, net	(321)	—	—	(69)	45	—	—	(345)
Income (loss) before income taxes	101	62	522	(69)	45	1	23	685
(Provision) benefit for income taxes [1]	(31)	(13)	(141)	17	(11)	—	—	(179)
Net income (loss) including non-controlling interests	70	49	381	(52)	34	1	23	506
Less: net income (loss) attributable to non-controlling interests	1	—	—	—	—	(20)	—	(19)
Net income (loss) attributable to common shareholders	$71	$49	$381	$(52)	$34	$(19)	$23	$487

Basic and diluted income (loss) per share attributable to common shareholders	$0.29	$0.20	$1.57	$(0.21)	$0.14	$(0.08)	$0.09	$2.00
Basic and diluted weighted average shares outstanding	243	243	243	243	243	243	243	243

Net income (loss) attributable to common shareholders	$71	$49	$381	$(52)	$34	$(19)	$23	$487
Net income margin [2]	0.5%							3.5%
Depreciation expense	38	—	—	—	—	—	—	38
Amortization of intangibles	522	—	(522)	—	—	—	—	—
Interest expense and other, net	345	—	—	—	—	—	—	345
Provision (benefit) for income taxes	31	13	141	(17)	11	—	—	179
EBITDA (non-GAAP)	$1,007	$62	$—	$(69)	$45	$(19)	$23	$1,049
EBITDA margin	7.3%							7.6%

1 - Calculation uses a full year estimated statutory rate on each non-GAAP tax deductible adjustment, unless the nature of the item requires application of specific tax treatment for related impacts.
2 - Calculated as net income attributable to common shareholders divided by revenues.